Exhibit 21

PureBase Corporation (the “Registrant”) has one subsidiary, Purebase Agricultural, Inc., a Nevada corporation.

Purebase Agricultural, Inc. owns 100% of US Agricultural Minerals, LLC, a Nevada limited liability company.